Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”), effective as of February 4, 2023, (“Effective Date”) is between INVIVYD, Inc. a Delaware corporation having a place of business at 1601 Trapelo Road, Suite 178, Waltham, MA 02451, and its successors or assignees (“Invivyd” or the “Company”) and RDBio Consulting LLC, a Pennsylvania Limited Liability Company (“Consultant”).

Whereas, as of February 3, 2023, Consultant’s employment as Chief Technology and Manufacturing Officer of the Company will end;

Whereas, as of the Effective Date, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company as further detailed herein;

Whereas, Consultant has agreed to execute the Waiver and General Release annexed hereto as Exhibit B on the Effective Date; and

Whereas, Consultant is willing to perform the services, on the terms and conditions set forth below.

Now, Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

1.
Engagement of Services. Consultant will provide technical operations and general consulting for the Company (the “Services”), as more fully described in a written Statement of Work made and agreed to by Company and Consultant from time to time during the term of this Agreement, in the format attached hereto as Exhibit A (each, a “SOW”). To the extent a SOW is not inconsistent with this Agreement, and after acceptance by Company, each such SOW shall be deemed incorporated into this Agreement with respect to scope of work, time for performance and cost of Services only. Consultant agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Consultant shall perform all Services in compliance with all Applicable Laws. “Applicable Laws” means the laws, statutes, rules, or regulations applicable to a party’s activities to be performed under this Agreement including, but not limited to, the Federal Food, Drug, and Cosmetic Act, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a- 7b(a)), the criminal Health Care Fraud laws (18 U.S.C. §§ 286, 287, 1347, 1349), the Patient Protection and Affordable Care Act of 2010 (42 U.S.C, § 18001 et seq.), the Federal Sunshine Law, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the U.S. Foreign Corrupt Practices Act and any other anti-bribery and anti-corruption laws, state and federal licensure laws, the regulations promulgated pursuant to such laws, and any other similar state or federal law.

2.
Compensation; Expenses.
2.1
Compensation for Services provided shall be paid as set forth in each approved SOW and paid in US Dollars. Consultant shall be paid for actual Services completed.

2.2
Consultant shall be reimbursed for all reasonable, appropriate, or necessary travel and other out-of-pocket expenses incurred in the performance of its duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of Company. Notwithstanding the foregoing, prior written consent of Company shall only be required for any individual expense in excess of $2,500.00. Company or its authorized agents shall have the right to audit relevant financial documentation to verify amounts billed at any time upon request by Company.
2.3
Unless requested otherwise by the Company or its agents, Consultant shall submit monthly invoices to Invivyd, which shall be based on the compensation schedule set forth in Exhibit A to this Agreement.. All invoices submitted by Consultant to Invivyd under this Agreement shall (i) include a description of all Services performed and the amount due for the Services, (ii) reference the applicable engagement, (iii) be clearly marked as an “Invoice”, and (iv) contain an invoice number. The invoice submitted by Consultant shall also include an itemized list of any expenses incurred in performance of the Services under the Agreement and all documentation for expenses. If the Company provides Consultant an expense form to complete in connection with the Services performed, which shall be subject to Consultant’s approval, which shall not be unreasonably withheld, this form must be completed by Consultant and submitted to the Company as part of the invoice. The Company shall pay the amount of each invoice received from Consultant within forty-five (45) days of its receipt by the Company, unless the Company has notified Consultant within such forty-five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve. The Company reserves the right to decline to pay on invoices more than ninety (90) days after an expense has been incurred. In no event will the Company pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred. All invoices shall be emailed to: AP@Invivyd.com for processing. The payment thereof shall constitute full payment for Services to Company during the term of this Agreement, and Consultant shall not receive any additional benefits or compensation for the Services. Payment for Services performed under this Agreement shall be subject to the completion of such Services to the reasonable satisfaction of Company.
2.4
At such times and intervals as Company may require, Consultant shall provide Company with timely reports (and supporting documentation, if requested) of any payments made to health care providers, including, but not limited to, physicians, nurses, hospitals, pharmacies and health plans, in connection with Consultant’s performance of the Services hereunder to allow Company to meet applicable federal and/or state law reporting requirements. Reportable payments shall include, but are not limited to, fees or honoraria paid for services, meals provided and reimbursed travel, lodging and meals expenses. Consultant consents to Company’s disclosure of such fees and expenses from time to time, if and when required by law or government regulation thereunder, without any further notification to Consultant.

3.
Independent Contractor Relationship; Continued Vesting of Shares.
3.1
Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Consultant waives the right to receive any such benefits). Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits from Company in the event Consultant is injured in any manner or becomes ill while performing the Services under this Agreement. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement.
3.2
Consultant shall continue to vest in the unvested stock options granted to Consultant under the Company’s 2020 and 2021 Equity Incentive Plans (“Equity Plans”) and all stock options granted to Dabora under the Equity Plans shall remain outstanding as if the Services had been provided by her as an employee of the Company until this Agreement is terminated pursuant to Section 11. Such awards shall continue to be governed by the terms and conditions set forth in the Equity Plans and award agreements pursuant to which they were granted. For the avoidance of doubt, upon the termination of this Agreement pursuant to Section 11, all of Consultant’s then vested stock options shall remain outstanding for three months after the date of such termination and all of Consultant’s then unvested stock options will terminate and be forfeited as of the date of such termination, except as set forth in Section 3.3 below.
3.3
Notwithstanding anything to the contrary in any Time-Based Equity Awards (as defined in the Employment Agreement (defined below)), the unvested portions of all Time-Based Equity Awards shall not terminate or be forfeited on February 3, 2023, but rather shall remain outstanding until ninety (90) days after the termination of the Consulting Services Agreement (the “Pre-CIC Protection Period”). If the Company has not, prior to the end of the Pre-CIC Protection Period, entered into a definitive agreement that, if closed, would result in a Change in Control (as defined in the Employment Agreement) (a “P&S Agreement”) then the unvested portion of the Time-Based Equity Awards shall terminate and be forfeited as of the end of the Pre-CIC Protection Period. If the Company, prior to the end of the Pre-CIC Protection Period, enters into a P&S Agreement, then the Time-Based Equity Awards shall remain outstanding and, to the extent unvested, become fully vested upon a Change in Control resulting from such agreement, and all such awards that are assumed or continued in the Change in Control transaction shall remain outstanding until the later of (i) the end of the Pre-CIC Protection Period and (ii) ninety (90) days after such Change in Control. Unvested Time Based Equity Awards shall terminate and be forfeited if the Company abandons a sale of the Company as contemplated under the P&S Agreement entered into during the Pre-CIC Protection Period. No additional vesting of the Time-Based Equity Awards shall occur following the Separation Date except on account of a Change in Control during or after the Pre-CIC Protection Period as specifically provided herein. For the avoidance of doubt, any unvested Performance-Based Equity Awards (as defined in the Employment Agreement) shall terminate and be forfeited on the Separation Date unless otherwise provided by the terms of the Plan or the applicable award agreement. Notwithstanding anything herein to the contrary, no Time-Based Awards shall remain outstanding following the original expiration date of such award, as set forth in the applicable award agreement.
4.
Insurance. Consultant is responsible for providing and maintaining during the term of this Agreement all appropriate insurance coverage required by applicable federal and state laws and shall produce a certificate of such insurance at Company’s request.
5.
Conflicts of Interest. Consultant represents and warrants that he or she is authorized to enter into this Agreement and is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement or from performing Consultant’s obligation hereunder. Consultant further represents and warrants that there is no conflict of interest in Consultant’s other contracts for services or other employment, if any, with the Services to be provided pursuant to this Agreement and that Consultant will ensure that no such conflict arises during the term of this Agreement. If required to do so, Consultant has obtained all consents or permissions to enter into this Agreement.
6.
Confidential Information.
6.1
Company Confidential Information. Except as set forth in Exhibit B, Consultant hereby reaffirms Consultant’s obligations as set forth in the PIIA. In addition to the obligations as set forth in the PIIA, Consultant agrees during the term of this Agreement and thereafter that Consultant will take all steps reasonably necessary to hold Company’s Confidential Information (as defined below) in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. Consultant will have its directors, officers, employees, collaborators, and agents (“Personnel”) who have access to Confidential Information enter into confidentiality obligations that are substantially similar to this Agreement. Consultant shall be responsible for any breach of this Agreement by Consultant’s Personnel. Consultant shall notify Company immediately in writing upon any loss, misuse, misappropriation or other unauthorized disclosure of Company Confidential Information by Consultant or Consultant’s Personnel. “Confidential Information” means any oral, written, graphic or machine-readable information including, but not limited to: that which relates to patents, patent applications, trade secrets, inventions; research; product plans, products, developments, processes, designs, drawings, engineering, formulae; markets, regulatory information, medical reports; all clinical data and analysis and current and concluded clinical trials and studies; reagents, cell lines, genes, gene haplotypes and gene sequences, assays, biological materials, chemical formulas, chemical compounds; business plans, agreements with third parties, services, customers, marketing or finances of Company or other scientific, technical, financial, trade, or business information, of which Confidential Information is designated in writing or marked as being confidential or proprietary, or is disclosed under conditions that reasonably indicate that Company intended such information to be confidential. Notwithstanding the other provisions of this Agreement, Confidential Information shall not include information that Consultant can demonstrate by competent written evidence: (i) has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) is known by Consultant at the time of receiving such information, as evidenced by Consultant’s pre-existing written records; (iii) has been received by Consultant from a third party as a matter of right and without confidentiality limitations; or (iv) is independently developed by Consultant without aid, use or benefit of Confidential Information. Notwithstanding the provisions of this Section 6.1, Consultant may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided, that, Consultant shall give reasonable prior written notice to Company of such required disclosure and, at Company’s request and expense, shall cooperate with Company’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information. In any event, Consultant shall disclose only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding anything to the contrary in this Agreement or the PIIA, Consultant shall be entitled to retain use of Confidential Information and other Company property as appropriate to continue to provide services to the Company during the Term, as reasonably determined by Consultant, however such Confidential Information may only be used to provide services to the Company during the Term and upon termination of the Agreement, such Confidential Information must be returned to the Company or destroyed pursuant to Section 11.2 herein.
6.2
Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, which may involve disclosure to third parties, Third Party Information unless expressly authorized in writing by an officer of Company.
6.3
Confidential Information of Others. Consultant agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. The performance by Consultant of the Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Additionally, Consultant represents and warrants that Consultant’s performance of the Services hereunder does and will not infringe upon any patient privacy or intellectual property rights.
6.4
Securities Laws. United States securities laws prohibit any person who is given access to material, non-public information concerning a publicly traded company from purchasing or selling securities in that company or from communicating the information to any other person who is likely to purchase or sell securities of that company. In connection with this Agreement, Consultant may have access to information that is considered material, non-public information and Consultant agrees not to use, or cause any other person to use, such information to purchase or sell securities in any publicly traded company.
7.
Work Product and Intellectual Property Rights.
7.1
Disclosure of Work Product. As used in this Agreement, the term “Work Product” includes, but is not limited to, any trade secrets, ideas, inventions (whether patentable or unpatentable), chemical and biological materials, samples of assay components, mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, clinical trial designs or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work or Services performed for Company (“Company Work Product”).
7.2
Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant represents and warrants that Consultant Personnel performing any of the Services hereunder are obligated, pursuant to written agreement, to assign to Consultant any rights that they may have in any Company Work Product, such that Consultant is able to assign such rights to Company hereunder.
7.3
No Conflicting Obligations. Consultant agrees that he or she will not perform any Services for Company which would conflict with any agreement or obligation of Consultant or which would cause or result in any other person or entity having any ownership interest in any intellectual property of Company, and will promptly notify Company in writing in the event that any proposed Services may conflict with any such agreement or obligation, or result in such person or entity having any ownership interest.
7.4
Waiver or Assignment of Other Rights. If Consultant has any rights to Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.
7.5
Procurement and Enforcement of Proprietary Rights. Consultant will assist Company, both during and after the term of this Agreement, in procuring, maintaining and enforcing any United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate (not less than Consultant’s hourly fee as set forth in Exhibit A) after such termination for the time actually spent by Consultant at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in this Section 7.5, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.
7.6
Consultant Property. Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed by Consultant or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Services and without use of or reliance upon Company’s Confidential Information, regardless of whether such Consultant Property is used in the performance of the Services. Consultant hereby grants to Company a perpetual, non-exclusive, royalty-free, irrevocable, fully paid-up worldwide license to use Consultant Property solely to the extent required for Company’s use of the Company Work Products.
8.
Consultant Representations and Warranties.
8.1
Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the Proprietary Rights of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; and (f) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement.

8.2 Consultant shall ensure that all statements and claims regarding Company’s products made or proposed by Consultant in connection with the Services, including intended use, efficacy and safety, are consistent with Applicable Laws and the requirements of any applicable Regulatory Authority (as defined below) and are accurate, truthful and fairly balanced. Consultant shall not make any representation, statement, warranty or guaranty, oral or written, with respect to any Company product that is inconsistent with Applicable Laws or such applicable Regulatory Authority, that is deceptive or misleading in any way, or that disparages Company or any Company product. “Regulatory Authority” means any United States federal, state, or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting approvals necessary for the marketing of or having other legal or regulatory authority over a product of Company involved in the Services, including the U.S. Food and Drug Administration.

8.3 Consultant represents and warrants that neither Consultant nor any of Consultant’s Personnel used in connection with the Services is Debarred/Excluded (as defined below). In advance of any Consultant Personnel performing any Services under this Agreement, Consultant shall check the Debarment/Exclusion status of each such Consultant Personnel and confirm that such Consultant Personnel is not Debarred/Excluded and shall confirm such status at least annually thereafter. Upon discovering that Consultant or any Consultant Personnel is Debarred/Excluded, Consultant shall immediately notify Company and remove such Consultant Personnel from having any responsibilities relating to the Services. “Debarred/Excluded” means debarred or suspended under 21 U.S.C. §335(a) or (b), excluded from participation in a federal health care program (e.g., Medicare, Medicaid), debarred from federal contracting, or convicted of or pled nolo contendere to any felony or any federal or state legal violation (including misdemeanors) relating to health care products or services or fraud.

8.4 If, during the term of this Agreement, all or part of the above representations and warranties in this Section 8 cease to be accurate, Consultant shall immediately notify Company of such circumstance, and, at Company’s option, this Agreement shall terminate as of the first date of such noncompliance.

9.
Notice of Government Inquiry. Consultant shall immediately notify Company, and provide Company with a copy, of any communication, correspondence or inquiry of any type, including, but not limited to, a subpoena, civil investigative demand, congressional inquiry letter, untitled letter or warning letter, from any federal, state or local governmental entity, Regulatory Authority or any other individual or party related in any way to Company, Company’s products, the Services, or this Agreement. This Section survives expiration or termination of the Agreement.
10.
Indemnification. Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from and with respect to any and all third-party claims of any kind based on (i) willful misconduct of Consultant or any of Consultant’s Personnel under or in connection with Consultant’s obligations hereunder; (ii) a breach or alleged breach of any representation or warranty of Consultant set forth in Section 8 of this Agreement; or (iii) any infringement of any patent, trade secret, copyright, trademark or any other proprietary right of any person by the Company’s use of the Company Work Product. The Company will indemnify and hold harmless Consultant from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from and with respect to any and all third-party claims of any kind based on willful misconduct by the Company.
11.
Term and Termination.
11.1
Term. The term of this Agreement will begin effective as of February 4, 2023 and will automatically end on February 3, 2024 unless either party provides 10 days’ advance notice of termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not expire, but shall continue in full force and effect until Consultant’s completion of any unperformed obligations under any SOW executed prior to the date upon which the Agreement would otherwise have expired. The Company can terminate this Agreement immediately if Consultant fails to execute the Waiver and General Release attached hereto as Exhibit B on or within two business days after the Effective Date or if Consultant revokes Consultant’s execution of same.
11.2
Return of Company Property. Immediately upon termination of the Agreement (or earlier if requested by Company), Consultant shall cease work and, within seven (7) days of the termination date, deliver to Company or destroy any and all (including copies thereof) work in progress, Company-owned materials and/or equipment, including all material containing or disclosing any Company Work Product, Third Party Information or Company Confidential Information.
12.
General Provisions.
12.1
Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Pennsylvania, USA, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.
12.2
Non-solicitation. Consultant agrees that during the term of this Agreement, and for one year thereafter, Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, its or their relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
12.3
Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
12.4
No Assignment; Subcontracting. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent, which consent may be withheld in Company’s sole discretion.
12.5
Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this Section 12.5.
12.6
Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

12.7
Survival. The following provisions shall survive expiration or termination of this Agreement: Sections 6 through 12.
12.8
Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.9
Entire Agreement. Except for the PIIA (as modified through Exhibit B and this Agreement as provided above), and Consultant’s continuing obligations under Section 9 of the employment agreement entered into between Consultant and the Company executed on or about August 5, 2021 (“Employment Agreement”), this Agreement, including all Exhibits, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for Company.
12.10
Execution in Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be an original, and all of which together will constitute one and the same instrument. The parties agree that electronic signatures shall be deemed originals.

[Signature page follows]

In Witness Whereof, the parties have caused this Consulting Services Agreement to be executed by their duly authorized representative.

COMPANY:

Invivyd, inc.

By: David Hering

Name: /s/ David Hering

Title: CEO

CONSULTANT: RDBio Consulting LLC

By: /s/ Rebecca Dabora

Name: Rebecca Dabora

EXHIBIT A

STATEMENT OF WORK #1

This Statement of Work #1 (“SOW #1”), effective as of February 4, 2023 (the “Effective Date”), is made by and between INVIVYD, INC., a Delaware corporation and its successors or assignees (“Company”) and RDBio Consulting LLC (“Consultant”).

Consultant and Company are parties to that certain Consulting Services Agreement, effective as of February 4, 2023 (the “Agreement”). Consultant shall perform for Company the services specifically described herein (the “Services”). This SOW #1 is incorporated into the Agreement and expressly made a part thereof and, thus, subject to the terms and conditions of the Agreement.

SERVICES

Consulting services with respect to chemistry, manufacturing and controls and general issues related to Invivyd’s products, including participating in discussions with and about contract manufacturing organizations and regulatory agencies. Providing services as an officer of the Company is outside the scope of the services under this Agreement.

FEES

Cash Fee: Consultant’s hourly fee for the Services provided under this SOW #1 shall be $450 per hour, with the total daily fees to be paid to Consultant under this SOW #1 not to exceed $3,600.

Reimbursements: Consultant shall submit an invoice to Company related to the Services provided to Company and any appropriate, reimbursable expenses. Company will issue payment for the invoice within forty-five (45) days of receipt of an invoice. All invoices shall be submitted and paid in accordance with Section 2.3 of the Agreement.

[Signature page follows]

In Witness Whereof, the parties have caused this Statement of Work #1 to be executed by their duly authorized representative.

COMPANY:

invivyd, inc.

By: /s/ David Hering

Name: David Hering

Title: CEO

CONSULTANT:

RDBio Consulting LLC

By: /s/ Rebecca Dabora

Name: Rebecca Dabora

Exhibit B

Waiver and General Release of Claims

This General Release of Claims Agreement (this “Release Agreement”) is between INVIVYD, Inc. a Delaware corporation having a place of business at 1601 Trapelo Road, Suite 178, Waltham, MA 02451, and its successors or assignees (“Invivyd” or the “Company”) and Rebecca Dabora, having a place of business at [***] (“Consultant” or “You”).

1.
Partial waiver of Consultant’s existing Non-Competition and Non-Solicitation obligations. In exchange for executing on February 3, 2023 and not revoking this Release Agreement, the Company agrees to:
a.
partially release you from Section 6.1 of the Adagio Therapeutics, Inc. Employee Proprietary Information and Inventions Assignment Agreement that Consultant entered into on or about May 10, 2021 when you were an employee of the Company (“PIIA”) whereby you will be permitted to provide consulting services to companies engaged in the Business (as defined therein), provided that You provide prompt written notice to Invivyd of the name of any company or other entity or individual engaged in the Business by whom you are engaged to provide consulting services. For the avoidance of doubt, however, you remain restricted from becoming employed by a company engaged in the Business in the Restricted Territory (as defined therein) during the Non-Competition Restricted Period (as defined therein).
b.
waive your obligations under Section 6.3 of the PIIA.
2.
Release. In consideration for (i) entering into the Consulting Services Agreement (“Agreement”); (ii) the partial waiver of your continuing obligations under the PIIA as set forth in Section 1 above; and (iii) your continued vesting of shares under the Equity Plans, as set forth in Section 3.2 of the Consulting Agreement, you agree to, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Consultant Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company (including, but not limited to claims under the employment agreement between you and the Company on or about August 5, 2021 (“Employment Agreement”) and/or any additional agreement that you may have with the Company) or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law, including those relating to any employment agreement Consultant may have entered into with the Company, (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Release Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

• has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

• has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Pennsylvania Fair Employment Practices Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

• has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the Pennsylvania Parental and Family Leave Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

• has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Release Agreement You do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Release Agreement or the Consulting Agreement. Also excluded from this Release Agreement are (i) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, (ii) any lawsuit brought to challenge the validity of this Release under ADEA, (iii) payments or benefits under the Consulting Agreement, including continued vesting and exercisability of equity awards, which were provided in exchange for this Release, (iv) any claims for indemnification arising under any applicable indemnification obligation of the Company or its affiliates, (v) vested benefits under any employee benefit plan and (vi) any rights to payments pursuant to any vested option, restricted stock unit or other vested equity compensation award. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Release Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Release Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release Agreement pursuant to any such plan or agreement.

3.
Your Acknowledgments and Affirmations; Effective Date of Release Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is above and beyond any wages or salary or other sums to which you are entitled from the Company under the terms of your employment with the Company or under any other contract or law, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Release Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Release Agreement; (c) you have been given a period of at least twenty-one (21) days to consider this Release Agreement; (d) you have seven (7) days following your execution of this Release Agreement to revoke this Release Agreement; and (e) this Release Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you. Failure to execute this Release Agreement on the Effective Date will render this Release Agreement null and void. If you revoke this Release Agreement, this Release Agreement shall become null and void and the Company may terminate the Consulting Services Agreement immediately.
4.
Miscellaneous. This Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Pennsylvania.

5.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment or engagement with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, the Pennsylvania Fair Employment Practices Act or statutory claims under the laws of the state in which you worked for the Company), arising from or relating to the enforcement, breach, performance, or interpretation of this Release Agreement, your employment or engagement with the Company, or the termination of your employment or engagement, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding, except nothing herein shall prevent the Company from seeking injunctive relief in a court of competent jurisdiction related to confidentiality, restrictive covenants or trade secrets or disparagement. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Release Agreement is intended to prevent either you or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration.

EXECUTE ON FEBRUARY 3, 2023

BY SIGNING BELOW, YOU REPRESENT AND WARRANT THAT YOU HAVE FULL LEGAL CAPACITY TO ENTER INTO THIS RELEASE AGREEMENT, YOU HAVE CAREFULLY READ AND UNDERSTAND THIS RELEASE AGREEMENT IN ITS ENTIRETY, HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS RELEASE AGREEMENT WITH AN ATTORNEY OF YOUR CHOOSING, AND HAVE EXECUTED THIS RELEASE AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

AGREED TO AND ACCEPTED:

/s/ Rebecca Dabora_________________________

Name: Rebecca Dabora

Date: 2/3/2023